Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-258748

Prospectus Supplement No. 4

(To Prospectus dated September 3, 2021)

This prospectus supplement updates, amends and supplements the prospectus dated September 3, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-258748). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in Item 5.02 of our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 4, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Class A common stock is quoted on The Nasdaq Stock Market, or NASDAQ, under the symbol “EVLV” and our warrants are quoted on the NASDAQ under the symbol “EVLVW.” On February 4, 2022, as reported on the NASDAQ, the closing sale price of our Class A common stock was $3.69 and the closing sale price of our warrants was $0.57.

     We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 3 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 4, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2022

Evolv Technologies Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39417	84-4473840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Totten Pond Road, 4th Floor Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(781) 374-8100

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	EVLV	The Nasdaq Stock Market
Warrants to purchase one share of Class A common stock	EVLVW	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2022, Evolv Technologies Holdings, Inc. (the “Company”) and Peter Faubert reached an agreement regarding Mr. Faubert’s termination from his position as the Company’s Senior Vice President of Strategic Finance (the “Separation Agreement”), effective on January 31, 2022 (the “Termination Date”). As previously announced, Mr. Faubert, the former Chief Financial Officer of the Company, assumed the role of Senior Vice President of Strategic Finance on November 1, 2021.

Pursuant to the Separation Agreement, in exchange for certain releases of claims, Mr. Faubert’s agreement to transition his responsibilities and duties to other Company personnel, and certain additional covenants related to cooperation and competitive activity, the Company will provide cash severance benefits to Mr. Faubert of $225,000, representing nine months of base salary, to be paid in equal installments over the nine-month period following the Termination Date and $67,500, representing 75% of his target bonus for the 2022 fiscal year, to be paid in a lump sum within sixty days of the Termination Date. He will also be entitled to any accrued but unpaid compensation for the period prior to the Termination Date (including his bonus for the 2021 calendar year, to the extent unpaid), and reimbursement of expenses in accordance with the Company's business expense policies. In addition, Mr. Faubert's vested options will remain outstanding and exercisable until the first anniversary of the Termination Date. Mr. Faubert’s remaining unvested stock options, performance-vesting restricted stock units, and time-vesting restricted stock units will be forfeited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evolv Technologies Holdings, Inc.

Date:	February 4, 2022	By:	/s/ Peter George
		Name:	Peter George
		Title:	Chief Executive Officer